NEWS RELEASE
SUN BANCORP, INC.


Contact:
Dan A. Chila
Executive Vice President and Chief Financial Officer
Sun Bancorp, Inc.
(856) 691-7700


                      SUN BANCORP ANNOUNCES STOCK DIVIDEND
                           FOR NINTH CONSECUTIVE YEAR

            Our mission is uncompromising...
               ...to be The Premier Community Bank in every community we serve


VINELAND, NJ, March 19, 2004 - Thomas A. Bracken, president and CEO of Sun Bancorp, Inc. (Nasdaq: SNBC), parent holding company for Sun National Bank, announced that on March 18, 2004, the Company's Board of Directors declared a five percent (5%) stock dividend. The dividend will be paid on April 20, 2004, to shareholders of record on April 6, 2004. The stock dividend represents the ninth consecutive year in which the Board of Directors has declared a stock dividend. As a result of this Board action, the outstanding shares of the Company's common stock will increase by approximately 665,000 shares from 13,301,000 shares outstanding to approximately 13,966,000 shares outstanding. Sun stockholders as of the record date for the dividend will receive cash in lieu of fractional shares.

     Under the terms of Sun Bancorp's previously announced Agreement and Plan of Merger with Community Bancorp of New Jersey ("CBNJ"), the Per Share Stock Consideration to be received by shareholders of CBNJ in the proposed merger will be appropriately adjusted as a result of the stock dividend announced today.

     Sun Bancorp, Inc. is a multi-state bank holding company located in Vineland, New Jersey. Its primary subsidiary, Sun National Bank, serves customers through 75 full service community banking centers located in Southern and Central New Jersey, in the contiguous New Castle market in Delaware, and in Philadelphia, Pennsylvania. The Company's common stock is traded on the NASDAQ National Market under the symbol, "SNBC." The deposits of the Bank are insured to the legal maximum by the Federal Deposit Insurance Corporation.

     The foregoing material contains forward-looking statements concerning the financial condition, results of operations and business of the Company. We caution that such statements are subject to a number of uncertainties and actual results could differ materially and, therefore, readers should not place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

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P.O. Box 849 * 226 Landis Avenue * Vineland, NJ 08360
856-691-7700 * Member FDIC